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                     April 28, 2022

       Mala Ray
       Controller
       Encision Inc.
       6797 Winchester Circle
       Boulder, CO 80301

                                                        Re: Encision Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2021
                                                            Filed June 23, 2021
                                                            File No. 001-11789

       Dear Ms. Ray:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences